EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(562) 951-1751

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE SECOND QUARTER 2004

LOS ANGELES, California (August 9, 2004) – Ducommun Incorporated (NYSE: DCO) today reported results for its second quarter and six-month period ended July 3, 2004.

Sales for the second quarter of 2004 were $57.4 million, compared to $56.2 million for the second quarter of 2003. Net income for the second quarter of 2004 was $4.3 million, or $0.42 per diluted share, compared to net income of $4.0 million, or $0.40 per diluted share, for the same period last year.

The increase in sales in the second quarter of 2004, from the same period last year, included approximately $1.5 million in sales from the August 2003 acquisition of DBP Microwave. The Company’s mix of business in the second quarter of 2004 was approximately 61% military, 35% commercial and 4% space, compared to 67% military, 29% commercial and 4% space in the second quarter of 2003.

Gross profit, as a percentage of sales, increased to 24.6% in the second quarter of 2004 from 23.0% in the second quarter of 2003. This increase was primarily related to the impact of spreading fixed overhead costs over greater production activities.

Sales for the first six months of 2004 were $115.6 million, compared to $111.3 million for the first six months of 2003. Net income for the first six months of 2004 was $6.5 million, or $0.64 per diluted share, compared to net income of $7.1 million or $0.72 per diluted share, for the comparable period last year.

The increase in sales for the first six months of 2004, from the same period last year, included approximately $2.8 million in sales from the August 2003 acquisition of DBP Microwave. The Company’s mix of business in the first six months of 2004 was approximately 61% military, 35% commercial and 4% space, compared to 66% military, 30% commercial and 4% space in the first six months of 2003.

Gross profit, as a percentage of sales, decreased to 21.2% in the first six months of 2004 from 22.4% in the first six months of 2003, primarily due to a provision of approximately $1.9 million established in the first quarter of 2004 for estimated cost overruns on certain new contracts at Ducommun AeroStructures.

Joseph C. Berenato, chairman and chief executive officer, commented, “Internally, we have focused considerable resources in improving both our manufacturing as well as administrative processes in order to lower costs and satisfy our customers. Our financial results this quarter bear witness to the success of these ongoing improvements.”

Mr. Berenato continued, “Externally, we continue to look for compatible businesses for Ducommun Technologies. With our strong balance sheet and improving operations, we continue to grow more important to our customers and strive to deliver increasing value to our shareholders.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

A teleconference with the Company’s Chairman and Chief Executive Officer, Joseph C. Berenato, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-435-1398 (international 617-614-4078) approximately ten minutes prior to the conference time stated above. The participant passcode is 92795557. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

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The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended July 3, 2004 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	For Three Months Ended		For Six Months Ended
	July 3, 2004	July 5, 2003	July 3, 2004	July 5, 2003
Net Sales	$57,383,000	$56,211,000	$115,630,000	$111,252,000

Operating Costs and Expenses:
Cost of Goods Sold	43,242,000	43,282,000	91,075,000	86,310,000
Selling, General & Administrative Expenses	7,993,000	7,105,000	14,783,000	14,088,000

Total	51,235,000	50,387,000	105,858,000	100,398,000

Operating Income	6,148,000	5,824,000	9,772,000	10,854,000
Interest Expense	(76,000)	(244,000)	(214,000)	(565,000)
Income Tax Expense	(1,765,000	(1,589,000)	3,020,000	(3,190,000)

Net Income	$4,307,000	$3,991,000	$6,538,000	$7,099,000

Earnings Per Share:
Basic Earnings Per Share	$0.43	$0.40	$0.66	$0.72
Diluted Earnings Per Share	$0.42	$0.40	$0.64	$0.72

Weighted Averaged Number of Common Shares Outstanding:
Basic	9,966,000	9,874,000	9,943,000	9,873,000
Diluted	10,191,000	9,897,000	10,205,000	9,895,000